Exhibit 10.6

CONSULTANT SERVICES AGREEMENT BETWEEN
SOLTERRA RENEWABLE TECHNOLOGIES, INC.
AND
SOUND CAPITAL, INC.

THIS CONSULTING SERVICES AGREEMENT (hereafter referred to as the “Agreement”) effective as of the 12th  day of November, 2009 by and between SOLTERRA RENEWABLE TECHNOLOGIES, INC., a corporation organized under the laws of the state of Delaware (hereinafter referred to as “HGUE”), and Sound Capital, Inc. a corporation organized and existing under the laws of the state of New York (hereafter referred to as “Consultant”).

In consideration of the promises and mutual covenants contained herein and on the
Terms and conditions hereinafter set forth, it is agreed as follows:

1.	Provision of services- Consultant shall provide to HGUE the following services:

(a)	To the extent reasonably required in the conduct of the business of HGUE to place at
The disposal of HGUE its judgment and to provide business development services to
HGUE including, but not limited to:

(i)	Advice and counsel with respect to business development and marketing plans;
(ii)	Assistance in the development of public relations plans and media relations;
(iii)	Advice with respect to short and long term strategic plans;
(iv)	Other related services deemed necessary and requested by HGUE
(Collectively, the “Services”);
(v)	Securing additional financing;
(vi)	Assist in the retention of brokerage firms for Public Offerings;
(vii)	Private Placements;
(viii)	Debt Restructuring;
(ix)	Assist in writing research reports;
(x)	Assist in getting additional market makers and/or brokerage firms to make markets in HGUE;
(xi)	Assist in putting out and writing News Releases;
(xii)	Introductions to brokerage firms;
(xiii)	Involve company in conferences that will give it increased exposure to other industry professionals.

(b)	Consultant agrees to use its best efforts in the furnishing of the Services and for this
Purpose.  Consultant shall at all times maintain or keep available an adequate
Organization under this Agreement.

2.	Compensation

HGUE agrees and shall compensate Consultant in consideration for his performance Of the Service by issuing 3,000,000 (three million) restricted shares of the Common Stock of HGUE.   An additional 1,000,000 (one million) free trading shares will be issued on or before February 12th, 2010.

3.	Terms and Agreement

Agreement and the compensation to be paid hereunder.                           \
Written above and shall remain in force and effect for a period of (12) months, unless earlier terminated by either party, for cause or convenience or other obligations, at its or his option upon 30 (days) written notice.

4.	Confidentiality of Information and Documents –

In the event that HGUE shall submit Information and/or documents to Consultant in order to permit him to perform the services Required under this Agreement, Consultant shall keep such information in the strictest confidence using the same degree of care that Consultant uses in safe guarding his own confidential information both during and after completion of the Services under this Agreement and for a period of ten (10) years after the completion of the Services, unless it shall receive from HGUE the consent of HGUE in writing to disclose it.  However, nothing herein shall be interpreted as preventing Consultant from disclosing and/or using said information or documents which (I) are already rightfully in the possession of Consultant without obligation of confidence, but were not obtained directly or indirectly from HGUE its affiliates; or (ii) are independently developed by Consultant not as part of the Services rendered or called for under the terms of this Agreement; or (iii) are or become available to the general public without breach of this Agreement; confidence, but who did not obtain them directly or indirectly from HGUE its affiliates; or (iv) are required to be disclosed pursuant to law or court order , or as may be authorized by HGUE.

5.	Liability of Consultant –

In furnishing HGUE with the Services provided herein, neither Consultant nor any officer, director or agent thereof shall be liable to HGUE or its creditors for errors of judgement or for any matters, except for willful malfeasance, bad faith or gross negligence in the performance of the Service or the reckless disregard of its obligation and duties under the terms of this Agreement. It is further agreed and understood that Consultant may rely upon information furnished to it by HGUE which Consultant reasonably believes to be accurate and reliable and that is provided herein, Consultant shall not be accountable for any loss suffered by HGUE by the reason of HGUE action or non-action on the basis of any device, recommendation or approval of Consultant, its partners, officers, directors, employees or agents as provided above.

6.	Independent Contractor-

Execution of this Agreement in no way created, nor shall this Agreement be interpreted or construed as creating, an employment agency, partnership or joint venture relationship between HGUE and Consultant and it is understood that Consultant will be acting as an independent contractor.

7.  Miscellaneous-

(a)
OTHER ACTIVITIES OF CONSULTANT: HGUE recognizes that Consultant now renders and may continue to render management and other advisory services to other companies which may or may not have policies and conduct activities similar To those of HGUE.  Consultant shall be free to render advice and other services, and HGUE hereby consents thereto.  Consultant shall not be required to devote its full time And attention to the performance of the Services hereunder to HGUE, but shall only Devote so much of its time and attention as HGUE, Consultant mutually deems reasonable and necessary for such Services.

(b)
CONTROL: Nothing contained herein shall be deemed to require HGUE to take any action contrary to its Certificate of Incorporation or by-laws, or any applicable statute Or regulation, or to deprive its Board of Directors of their responsibility for any control Of the conduct of the affairs of HGUE.

(c)
This Agreement shall constitute the entire Agreement between HGUE and Consultant relating to the Services performed, and no representations, promises, understandings, or agreements, oral or otherwise, not herein contained shall be of any force of effect.  No modification or waiver of any provision of this Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

(d)	This agreement shall be governed by, and constructed in accordance with, the laws of The State of Florida.

(e)
In the event of any litigation between the parties to declare or reinforce any provision of This Agreement, the prevailing party shall be entitled to recover from the losing party, in addition to any other recovery and costs, reasonable attorney’s fees and costs incurred in such litigation, in both the trial and in the appellate courts.

(f)	Consultant will at all times make known to all parties with whom he represents this investment the compensation being afforded to the Consultant under the terms of this agreement.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have signed this Agreement as of the date first above written.

Sound Capital, Inc.	Solterra Renewable Technologies Inc
/s/ Richard Chancis	/s/ Stephen Squires
RICHARD CHANCIS	STEPHEN SQUIRES
PRESIDENT	PRESIDENT